FOR IMMEDIATE RELEASE
ELIZABETH ARDEN, INC. ANNOUNCES FIRST QUARTER FISCAL 2010 RESULTS ~ Net Sales of $265 Million ~ ~GAAP EPS of $0.00; Adjusted EPS of $0.05 ~

          New York, New York (October 29, 2009) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its first fiscal quarter ended September 30, 2009.

FIRST QUARTER RESULTS

          For the quarter ended September 30, 2009, the Company reported net sales of $265.2 million, a decrease of 6.7%, as compared to the first quarter of the prior fiscal year. Excluding the unfavorable impact of foreign currency translation, net sales decreased by 5.0%.

          Net income per diluted share for the first fiscal quarter ended September 30, 2009 was $0.00, as compared to a net loss per diluted share of $0.45 for the prior year period. Excluding restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative, net income per diluted share for the three months ended September 30, 2009 was $0.05, as compared to net income per diluted share of $0.11 for the prior year period. The prior year period also excludes expenses and non-cash charges related to the Liz Claiborne license agreement. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes to this press release.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "We are encouraged by our first quarter results, with each of our business units generally performing as we had expected. Sales results were at the high end of our expectations, and earnings exceeded prior guidance, aided by improved trends in the travel retail and distributor markets and more favorable foreign currency rates. We are particularly pleased with the progress we continue to make with our Global Efficiency Re-engineering initiative. Gross margins increased by 90 basis points this quarter, and we were able to reduce inventory by $105 million from September 2008 levels, resulting in a $92 million reduction in credit line and accounts payable balances."

          Mr. Beattie continued, "There are signs that economic conditions are beginning to improve, and, while early, we are expecting good performance from our new launches for the holiday season. We are still not yet seeing, however, a return to normalized replenishment by our retailers, particularly in our North America fragrance business. While we expect the gap between retail sales and inventory replenishment to improve, it is difficult to predict the timing and magnitude of any improvement. We remain confident that with the success of our operational initiatives, an improvement in retailer replenishment should lead to accelerated growth in earnings and return on invested capital."

OUTLOOK

          For the second quarter of fiscal 2010, the Company expects net sales of $380 million to $390 million and net income per diluted share of $0.65 to $0.75. The net sales guidance for the second fiscal quarter assumes a favorable impact from foreign currency translation of approximately 2.5% as compared to the prior year period.

          The Company is updating its annual net sales and earnings guidance for the fiscal year ending June 30, 2010, and now expects a net sales increase of 2.5% to 3.5%, as compared to the prior fiscal year, and earnings per diluted share to be in the range of $0.55 to $0.65.

          The guidance assumes October 2009 foreign currency rates and excludes restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative. The Company notes that the high degree of ongoing global economic uncertainty may continue to have a negative effect on retailer and consumer confidence and demand, and, along with the foreign currency volatility, makes forecasting difficult. The Company believes that net sales and earnings guidance, excluding the impact of foreign currency and restructuring and other expenses associated with the Company's Global Efficiency Re-engineering initiative, as applicable, facilitates period to period comparisons of the Company's operating and financial performance on a consistent basis.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 10:00 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the "Corporate Info" section on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until November 29, 2009.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 100 countries. The company's brand portfolio includes Elizabeth Arden skincare, color, and fragrance products, PREVAGE® anti-aging treatments, the celebrity fragrance brands of Elizabeth Taylor, Mariah Carey, Britney Spears, Hilary Duff, and Usher; the designer fragrance brands of Juicy Couture, Alberta Ferretti, Alfred Sung, Badgley Mischka, Bob Mackie, GANT, Geoffrey Beene, Liz Claiborne, Halston, Lucky Brand, Nanette Lepore and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance (203) 462-5809

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended

	September 30, 2009	September 30, 2008

Net Sales	$265,164	$284,187
Cost of Sales	148,277	177,773

Gross Profit	116,887	106,414
Gross Profit Percentage	44.1%	37.4%

Selling, General and Administrative Expenses	103,943	109,388
Depreciation and Amortization	7,276	6,339

Total Operating Expenses	111,219	115,727

Interest Expense, Net	5,611	6,575

Income (Loss) Before Income Taxes	57	(15,888)
Provision for (Benefit from) Income Taxes	17	(3,372)

Net Income (Loss)	$40	$(12,516)

As reported:
Net Income (Loss) Per Basic and Diluted Share	$0.00	$(0.45)

Basic Shares	27,922	27,866
Diluted Shares	28,484	27,866

EBITDA (a)	$12,944	$(2,974)
EBITDA margin	4.9%	(1.0)%

Adjusted to exclude the effect of Liz Claiborne-related and Global Efficiency Re-engineering initiative and restructuring expenses, net of taxes (b)(c):

Gross Profit	$116,887	$122,809
Gross Profit Percentage	44.1%	43.2%

Net Income	$1,453	$3,128

Net Income Per Basic and Diluted Share	$0.05	$0.11

EBITDA (a)	$14,960	$17,256
EBITDA margin	5.6%	6.1%

(a)    EBITDA is defined as net income plus the provision for income taxes (or net loss less benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted to exclude the effect of Liz Claiborne-related and Global Efficiency Re-engineering initiative and restructuring expenses. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of Liz Claiborne-related and Global Efficiency Re-engineering initiative and restructuring expenses. EBITDA margin represents EBITDA divided by Net Sales.

      The table below reconciles net income (loss), as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income (loss) to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

(In thousands)	Three Months Ended

	September 30, 2009	September 30, 2008

Net income (loss)	$40	$(12,516)
Plus:
Provision for (benefit from) income taxes	17	(3,372)
Interest expense, net	5,611	6,575
Depreciation and amortization	7,276	6,339

EBITDA	12,944	(2,974)
Liz Claiborne-related expenses (c)	-	19,091
Restructuring and other expenses (d)	2,016	1,139

EBITDA as adjusted	$14,960	$17,256

(b)    The table below reconciles the calculation of (i) gross profit (ii) net income (loss) and (iii) net income (loss) per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to Liz Claiborne-related and Global Efficiency Re-Engineering initiative and restructuring expenses. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the effect of Liz Claiborne-related and Global Efficiency Re-Engineering initiative and restructuring expenses. The presentation in the table below of the non-GAAP information titled "Gross profit as adjusted" and "Net income as adjusted" and "Net income per basic and diluted share as adjusted" is not meant to be considered in isolation or as a substitute for gross profit, net income (loss) or net income (loss) per basic and diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended

	September 30, 2009	September 30, 2008

Adjusted to exclude the effect of Liz Claiborne-related and Global Efficiency Re-Engineering initiative and restructuring expenses

Gross Profit:
Gross profit as reported	$116,887	$106,414
Liz Claiborne-related expenses (c)	-	16,395

Gross profit as adjusted	$116,887	$122,809

Net Income (Loss) (e):
Net income (loss) as reported	$40	$(12,516)
Liz Claiborne-related expenses, net of tax (c)	-	14,763
Restructuring and Global Efficiency Re-Engineering initiative expenses, net of tax (d)	1,413	881

Net income as adjusted	$1,453	$3,128

Net Income (Loss) Per Basic And Diluted Share (e):
Net income (loss) per basic and diluted share as reported	$0.00	$(0.45)
Liz Claiborne-related, and Global Efficiency Re-Engineering initiative and restructuring expenses, net of tax (c) (d)	0.05	0.56

Net income per basic and diluted share as adjusted	$0.05	$0.11

(c)    For the three months ended September 30, 2008, includes $3.7 million of Liz Claiborne transition expenses and $15.4 million of non-cash expenses relating to Liz Claiborne inventory purchased by the Company at a higher cost prior to the effective date of the license agreement. Approximately $1.0 million of transition expenses are included in cost of sales.

(d)   For the three months ended September 30, 2009, includes $0.6 million related to the implementation of our Oracle accounting and order processing systems, $1.0 million of restructuring expenses related to our Global Efficiency Re-engineering initiative and $0.4 million of restructuring expense not related to our Global Efficiency Re-engineering initiative. For the three months ended September 30, 2008, includes $0.2 million related to the implementation of our Oracle accounting and order processing systems and $0.9 million of restructuring expenses related to our Global Efficiency Re-engineering initiative.

(e)    On a reported basis, for the three months ended September 30, 2009 and 2008, our effective tax rate, which is calculated as a percentage of income (loss) before income taxes, was 31.2% and 21.2%, respectively. On an adjusted basis, for the three months ended September 30, 2009 and 2008, our effective tax rate was 29.9% and 28.0%, respectively.

SEGMENT NET SALES
(Unaudited)

The table below is a comparative summary of our net sales by reportable segment for the three months ended September 30, 2009 and 2008:

(In thousands)	Three Months Ended

	September 30, 2009	September 30, 2008

Segment Net Sales:
North America Fragrance	$168,133	$177,560
International	85,228	94,426
Other	11,803	12,201

Total	$265,164	$284,187

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30, 2009	June 30, 2009	September 30, 2008

Cash	$23,495	$23,102	$27,518
Accounts Receivable, Net	269,611	190,273	290,723
Inventories	353,268	318,535	458,711
Property and Equipment, Net	64,359	64,110	50,714
Exclusive Brand Licenses, Trademarks and Intangibles, Net	206,263	207,375	220,785
Total Assets	997,564	879,087	1,109,191
Short-Term Debt	184,900	115,000	229,500
Current Portion of Long-Term Debt	-	545	1,205
Current Liabilities	422,060	307,126	531,006
Long-Term Liabilities	235,405	235,183	243,418
Total Debt	408,341	338,911	453,856
Shareholders' Equity	340,099	336,778	334,767
Working Capital	289,598	286,612	300,549

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended

	September 30, 2009	September 30, 2008

Net cash used in operating activities	$(59,901)	$(94,539)
Net cash used in investing activities	(9,159)	(12,888)
Net cash provided by financing activities	68,971	109,431
Net increase in cash and cash equivalents	393	1,122

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "should," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales and earnings and returns on invested capital, and the costs, savings and benefits we expect in connection with our Global Efficiency Re-engineering initiative and related restructuring plan. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, unfavorable changes in U.S. or international tax laws or regulations, diseases and pandemics and political instability in certain regions of the world;

*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact consumer confidence and demand, such as the current global recession;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flow from operations to meet our debt service obligations and working capital requirements and the restrictive covenants in our revolving credit facility and the indenture for our 7 3/4% senior subordinated notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards or critical accounting estimates;

*

the success of, and costs associated with, our Global Efficiency Re-engineering initiative and related restructuring plan, including our transition to a turnkey manufacturing process and implementation of our new Oracle financial accounting and order processing system;

*

the potential for significant impairment charges relating to our trademark, goodwill or other long-lived assets that could result from a number of factors, including downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2009.

# # #